UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

HARBOR CUSTOM DEVELOPMENT, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

HARBOR CUSTOM DEVELOPMENT, INC.
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 17, 2023

January 4, 2023

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders (the “Special Meeting”) of Harbor Custom Development, Inc. on February 17, 2023 at 10:00 a.m. Pacific Standard Time. The Special Meeting will be completely virtual. You may attend the virtual meeting, submit questions, and vote your shares electronically during the Special Meeting via live webcast by visiting https://agm.issuerdirect.com/hcdi.

We are pleased to take advantage of the rules established by the Securities and Exchange Commission (“SEC”) that allow companies to furnish proxy materials primarily over the internet. We believe that this will allow us to promptly provide proxy materials to you, while lowering the costs of distribution and reducing the environmental impact of our Special Meeting.

On or about January 9, 2022, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement, Annual Report to Stockholders for the fiscal year ended December 31, 2021, and Quarterly Report for the nine month period ended September 30, 2022, over the internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the Notice of the Special Meeting of Stockholders and Proxy Statement.

Whether or not you plan to virtually attend the Special Meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on your proxy card. You can also vote at the Special Meeting by attending the Special Meeting virtually. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your brokerage firm, bank, or other nominee to vote your shares.

Sincerely yours,

/s/ Sterling Griffin
Sterling Griffin Chief Executive Officer and President

HARBOR CUSTOM DEVELOPMENT, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
FEBRUARY 17, 2023

TO OUR STOCKHOLDERS:

A special meeting of stockholders (the “Special Meeting”) of Harbor Custom Development, Inc. will be held on February 17, 2023 at 10:00 a.m. Pacific Time. The Special Meeting will be completely virtual. You may attend the virtual meeting, submit questions, and vote your shares electronically during the Special Meeting via live webcast by visiting https://agm.issuerdirect.com/hcdi. At the Special Meeting, our stockholders will be asked:

To approve granting our Board of Directors the discretionary authority, without further stockholder approval, to file Articles of Amendment with the Washington Secretary of State at any time before December 31, 2023, to effect a reverse stock split of our outstanding common stock by a ratio of not less than 1-for-3 and not more than 1-for-25, as determined by the Board (the “Reverse Stock Split”).

Our Board of Directors recommends a vote FOR the proposal listed above. Stockholders of record at the close of business on December 19, 2022 are entitled to notice of, and to vote on, all matters at the Special Meeting and any reconvened meeting following any adjournments or postponements thereof. For ten days prior to the Special Meeting, a complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for any purpose relating to the Special Meeting during ordinary business hours at our principal offices located at 1201 Pacific Avenue, Suite 1200, Tacoma, Washington 98402.

All stockholders are invited to virtually attend the Special Meeting. You are urged to vote or submit your proxy as soon as possible so that your shares can be voted at the Special Meeting in accordance with your instructions. Telephone and internet voting are available. For specific instructions on voting, please refer to the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING: Our Annual Report on Form 10-K for the year ended December 31, 2021, as amended, Quarterly Report on Form 10-Q for the period ended September 30, 2022, Notice, and Proxy Statement are available electronically at https://agm.issuerdirect.com/hcdi.

By Order of the Board of Directors

January 4, 2023	/s/ Sterling Griffin
Sterling Griffin Chief Executive Officer and President

HARBOR CUSTOM DEVELOPMENT, INC.
1201 Pacific Avenue, Suite 1200
Tacoma, Washington 98402

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 17, 2023

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Harbor Custom Development, Inc. (the “Board” or “Board of Directors”) to be voted at the Special Meeting of Stockholders (the “Meeting” or “Special Meeting”) to be held at 10:00 a.m. Pacific Time, and any adjournments or postponements thereof. The Special Meeting will be completely virtual. You may attend the virtual meeting, submit questions, and vote your shares electronically during the Special Meeting via live webcast by visiting https://agm.issuerdirect.com/hcdi. This Proxy Statement and the accompanying proxy are being made available to our stockholders on or about February 17, 2023. References in this proxy statement to “the Company,” “we,” “Harbor,” “our,” and “us” are to Harbor Custom Development, Inc.

In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this Proxy Statement, our Annual Report for the fiscal year ended December 31, 2021 (the “Annual Report”), and our Quarterly Report for the nine months ended September 30, 2022 (the “Quarterly Report”) to stockholders by providing access to these documents through the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, our Notice of Internet Availability of Proxy Materials provides instructions on how to access and review the proxy materials on the internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to cast your vote via the internet or by telephone. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability of Proxy Materials.

Record Date

Holders of record of our shares of common stock, our only class of issued and outstanding voting securities, at the close of business on December 19, 2022 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. On December 19, 2022, 14,376,691 shares of our common stock were issued and outstanding.

Quorum

The presence, in person or by proxy, of the holders of 33.34% of voting power of the outstanding shares of stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Votes for and against, abstentions, and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

The Special Meeting may be adjourned from time to time and at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders except as required by applicable law and our charter documents.

Stockholders of Record

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Mountain Share Transfer, Inc. As a stockholder of record, you have the right to grant your voting proxy directly to the proxies designated by us or to vote in person at the Special Meeting. As of the Record Date, we had 15 holders of record, one of which is Cede & Co., a nominee for Depository Trust Company (“DTC”). All of the shares of common stock held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and therefore, are considered to be held of record by Cede & Co. as one stockholder.

Shares Held in Street Name

You are deemed to beneficially own your shares in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization. If this is the case, you will receive a separate voting instruction form with this Proxy Statement from such organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to virtually attend the Special Meeting. If you hold your shares in street name and do not provide voting instructions to your broker, bank, trustee, or nominee, your shares will not be voted on any proposal on which such party does not have discretionary authority to vote (a “broker non-vote”), as further described below under the heading “Broker Non-Votes.”

Please note that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote at the Special Meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

Broker Non-Votes

Broker non-votes are shares held in street name by brokers or nominees who are present in person or represented by proxy, but which are not voted on a particular matter because the brokers or nominees do not have discretionary authority with respect to that proposal and they have not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. The proposal to be considered at the Special Meeting is considered a routine matter.

Voting Matters

Stockholders are entitled to cast one vote per share of common stock on each matter presented for consideration by the stockholders. A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for a proper purpose during normal business hours at our executive offices for a period of at least ten days preceding the day of the Special Meeting.

The only proposal scheduled to be voted on at the Special Meeting is the approval of a reverse stock split of our issued and outstanding shares of common stock.

Our Board of Directors recommends a vote FOR the above proposal.

We are currently unaware of any matters to be raised at the Special Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Special Meeting for consideration and you are a stockholder of record and have submitted your proxy, the persons named in your proxy will have the discretion to vote on those matters for you.

Required Vote

Assuming a quorum is present, either in person or by proxy, the following vote is required for the proposal scheduled to be voted on at the Special Meeting:

Proposal	Vote Required	Effect of Abstentions and Non-Votes
Approval of Reverse Stock Split with range of 1-for-3 and 1-for-25	Approval of a majority of all the votes entitled to be cast	Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have the same effect as a vote against the proposal.

Voting Instructions

If you are a stockholder of record, you can vote in the following ways:

●
By Internet: By following the internet voting instructions included in the Notice of Internet Availability of Proxy Materials or by following the instructions on the proxy card at any time up until 11:59 p.m., Eastern Time, on February 16, 2023.

●
By Telephone: By following the telephone voting instructions included in the Notice of Internet Availability of Proxy Materials or by following the instructions on the proxy card at any time up until 11:59 p.m., Eastern Time, on February 16, 2023.

●
By Mail: You may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Special Meeting.

If your shares are held in street name, please follow the separate voting instructions you receive from your broker, bank, trustee, or other nominee.

Proxies

All shares represented by a proxy will be voted at the Special Meeting. Where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If a stockholder does not indicate a choice on the proxy card, the shares will be voted in favor of the proposal considered at the Special Meeting.

If your shares are held by a broker, bank, or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you will receive a separate voting instruction form with your proxy materials. Your broker will not be permitted to vote your shares with respect to the proposal unless you provide instructions as to how to vote your shares. Please note that if your shares are held of record by a broker, bank, or nominee and you wish to vote at the Special Meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

Multiple Proxies

If you receive more than one set of proxy materials, it generally means you hold shares registered in multiple accounts. To ensure that all your shares are voted, please submit proxies or voting instructions for all of your shares.

Proxy Revocation Procedure

If you are a stockholder of record, you may revoke your proxy: (i) by written notice of revocation mailed to and received by our Secretary prior to the date of the Special Meeting; (ii) voting again via the internet or by telephone at a later time before the closing of those voting facilities at 11:59 p.m. Eastern Time on February 16, 2023; (iii) by executing and delivering to the Secretary a proxy dated as of a later date than a previously executed and delivered proxy (provided, however, that such action must be taken prior to 11:59 p.m. Eastern Time on February 16, 2023); or (iv) by virtually attending the Special Meeting and voting via the virtual meeting platform. Attendance at the Special Meeting will not in and of itself revoke a proxy.

Solicitation Costs

We will bear the expenses of calling and holding the Special Meeting and the solicitation of proxies therefor. This proxy statement and the accompanying materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians, nominees, and other like parties to beneficial owners of shares of common stock. We will pay reasonable expenses incurred in forwarding the proxy materials to the beneficial owners of shares and in obtaining the written instructions of such beneficial owners. We are engaging the services of a proxy solicitation firm. Our directors, officers, and employees may also solicit proxies by mail, telephone, and personal contact, but they will not receive any additional compensation for these activities. We also engaged Morrow Sodali LLC (“Morrow”) to assist with the solicitation of proxies. We have agreed to pay Morrow a fee of approximately $10,000 plus reimbursement of expenses for their services.

Voting Results

We will announce preliminary voting results at the Special Meeting. We will report final results in a Current Report on Form 8-K report filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of the Record Date by:

● each director;
● each named executive officer;
● all of our directors and executive officers as a group; and
● each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

The percentage ownership information is based on 14,376,691 shares of our common stock outstanding.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable on or before the date which is 60 days after the date of this document. The rules also include restricted stock units that are vested over 60 days after the date of this document. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants, or restricted stock units for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(8)	Number of Shares of Common Stock		Percentage of Class

Directors and Named Executive Officers:
Sterling Griffin, Chief Executive Officer, President, Director	2,789,796	(1)	19.4%

Jeff Habersetzer, Chief Operating Officer	131,466	(2)	*

Lance Brown, Chief Financial Officer	57,067	(3)	*

Richard Schmidtke, Director	170,874	(4)	1.2%

Larry Swets, Director	120,450	(5)	*

Dennis Wong, Director	56,833	(6)	*

Wally Walker, Director	109,000	(7)	*

Karen Bryant, Director	10,000		*

Chris Corr, Director	19,960		*

All directors and executive officers as a group (nine persons)	3,465,446		23.6	%(9)

*Less than 1.0%
(1) Includes options to purchase 87,568 shares of common stock.
(2) Includes options to purchase 108,177 shares of common stock.
(3) Includes 8,333 shares of common stock granted pursuant to the Company’s Restricted Stock Plan vesting within the next 60 days.
(4) Includes options to purchase 20,000 shares of our common stock.
(5) Includes options to purchase 53,784 shares of our common stock.
(6) Includes options to purchase 20,000 shares of our common stock.
(7) Includes options to purchase 20,000 shares of our common stock.
(8) Unless otherwise indicated, the address of each beneficial owner is 1201 Pacific Avenue, Suite 1200, Tacoma, Washington 98402.
(9) Based on a total of 14,694,553 shares deemed outstanding for the purposes of this table

PROPOSAL

APPROVAL OF REVERSE STOCK SPLIT WITHIN A RANGE OF 1-FOR-3 AND 1-FOR-25

General

Our Board is requesting stockholder approval of a reverse split of our issued and outstanding shares of common stock at a ratio of between 1-for-3 and 1-for 25 (the “Reverse Stock Split”), in the discretion of the Board, to maintain our common stock listing on the Nasdaq Capital Market. The ratio for the Reverse Stock Split will be selected at the sole discretion of our Board of Directors at any whole number in the foregoing range (the “Approved Range”), with fractional shares as a result of the Reverse Stock Split to be rounded up to the nearest whole share. A vote “FOR” the Reverse Stock Split will constitute approval of the Reverse Stock Split. If our stockholders approve the Reverse Stock Split, our Board will have the authority, but not the obligation, in its sole discretion and without further action on the part of our stockholders, to select the Reverse Stock Split ratio in the Approved Range and implement the Reverse Stock Split. The Board reserves the right to abandon the Reverse Stock Split at any time prior to implementation if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders. Except for any changes that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.

In determining which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval, our Board may consider, among other things, various factors, such as:

-the historical trading price of our common stock;
-the then prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock;
-our ability to maintain listing of our common stock on the Nasdaq Capital Market;
-which Reverse Stock Split ratio would result in the least administrative cost to us; and
-prevailing general market and economic conditions.

The Reverse Stock Split will not change the number of authorized shares of common stock or preferred stock as designated by our Articles of Incorporation, as amended. Therefore, because the number of issued and outstanding shares of common stock will decrease, the number of shares of common stock available for future issuance will increase, which in turn will enable us to issue and sell equity securities from time to time as our Board deems advisable.

If our stockholders approve the Reverse Stock Split, and if the Board determines that the Reverse Stock Split is in our best interests, we expect to implement the Reverse Stock Split prior to December 31, 2023. However, the Board reserves the right to abandon the Reverse Stock Split at any time prior to implementation if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders. The Board also reserves the right to delay the Reverse Stock Split.

Our Board believes that a Reverse Stock Split at a ratio in the Approved Range, as currently proposed, will increase the per share trading price of our common stock above Nasdaq’s minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq Capital Market.

Purpose of the Reverse Stock Split

Our common stock currently trades on the Nasdaq Capital Market under the symbol “HCDI.” Therefore, we are subject to the Nasdaq Marketplace Rules in order to maintain listing, one of which requires that our common stock have a bid price that is greater than or equal to $1.00 per share.

On December 13, 2022, we received a notification letter from the Nasdaq Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that the closing bid price for our common stock has been below $1.00 for a period of 30 consecutive business days and the Company therefore no longer meets the minimum bid price requirements. The notification has no immediate effect on our common stock on Nasdaq. We have 180 calendar days to regain compliance with the minimum, bid price continued listing standard. If at any time during such 180-day period, the closing bid price of our common stock is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide us with written confirmation of compliance. We are requesting authorization to implement the Reverse Stock Split to avoid delisting from the Nasdaq stock exchange.

The purpose of the Reverse Stock Split is to increase the per share trading price of our common stock significantly above $1.00. Our Board believes that increasing the per share trading price of our common stock will help ensure the price is increased above, and remains above, the $1.00 bid price required by the Nasdaq Capital Market. In addition to bringing the price of our common stock back above $1.00, we also believe that the Reverse Stock Split may make our common stock more attractive to a broader range of institutional and other investors, as the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors, and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Impact of the Reverse Stock Split if Implemented

If approved and implemented, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of common stock. To avoid the existence of fractional shares of our common stock, fractional shares which would otherwise result from the Reverse Stock Split will be rounded up to the nearest whole share. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company (subject to the treatment of fractional shares), or any stockholders’ proportionate voting power (subject to the treatment of fractional shares).

Our authorized capital stock currently consists of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value, 5,000,000 of which have been designated as Series A Preferred Stock. The number of authorized shares of our common stock will not be reduced, thereby effectively increasing the number of shares of common stock available for future issuance. Similarly, the total number of authorized shares of preferred stock will remain unchanged. The conversion ratio of our issued and outstanding shares of preferred stock and the exercise price of our issued and outstanding options and warrants to purchase shares of common and preferred stock will adjust proportionately with the ratio of the Reverse Stock Split.

The table below sets forth, as of the Record Date, and for illustrative purposes only, certain effects of potential Reverse Stock Split ratios within the Approved Range, including on our total outstanding common stock equivalents (without giving effect to the treatment of fractional shares).

	Common Stock and Equivalents Outstanding Prior to Reverse Stock Split		Common Stock and Equivalents Outstanding Assuming Certain Reverse Stock Split Ratios
	Shares	Percent of Total Authorized	1-for-3	1-for 12	1-for-25
Common Outstanding	14,376,691	28.75%	4,792,230	1,198,058	575,068
Common Underlying Series A	21,111,683	42.22%	7,037,228	1,759,307	844,467
Common Underlying HCDIZ Warrants	66,672	0.13%	22,224	5,556	2,667
Common Underlying HCDIW Warrants	18,447,564	36.90%	6,149,188	1,537,297	737,903
Common Reserved for 2018 Stock Option Plan	2,675,676	5.35%	891,892	222,973	107,027
Common Reserved for 2020 Restricted Stock Plan	2,700,000	5.40%	900,000	225,000	108,000
Total Common Stock and Equivalents	59,378,286	118.76%	19,792,762	4,948,191	2,375,131
Common Stock Available for Future Issuance	(9,378,286)		30,207,238	45,051,810	47,624,869

As illustrated by the table above, the Reverse Stock Split would significantly increase the ability of our Board of Directors to issue authorized and unissued shares in the future without further shareholder action. The issuance in the future of additional authorized shares may dilute earnings or loss per share and book value per share, as well as the ownership and voting rights of the holders of our then-outstanding shares of common stock. In addition, an increase in the number of authorized shares could be used to thwart takeover attempts or otherwise dilute the stock ownership of shareholders seeking to control us. The Reverse Stock Split is not being recommended by our Board as part of an anti-takeover strategy,

An increase in the number of available authorized shares will also allow the Board to issue additional shares of common stock and other securities convertible into or exchangeable or exercisable for common stock in connection with offerings under our Form S-3 Registration Statement (File No. 333-267350), as well as issuing awards under our existing equity awards and incentive plans or as required upon exercise of our outstanding warrants. The Board believes that the proposed Reverse Stock Split will provide us with the necessary flexibility to pursue the offerings under our Form S-3 Registration Statement as well as other corporate opportunities.

Lastly, as illustrated by the table above, the Reverse Stock Split would provide the Company with enough common stock authorized to permit the conversion of all of our outstanding securities.

The principal effects of the Reverse Stock Split will be as follows:

-each three to 25 shares of common stock, as determined in the sole discretion of our Board, owned by a stockholder, will be combined into one new share of common stock, with any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split rounded up to the nearest whole share;
-the number of shares of common stock issued and outstanding will be reduced accordingly;
-proportionate adjustments will be made to the per share exercise prices and number of shares issuable upon exercise or conversion of outstanding Series A Preferred Stock, options, warrants, and any other convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required for such securities upon exercise or conversion as had been payable immediately preceding the Reverse Stock Split;
-the number of shares reserved for issuance or under the convertible securities described above will be reduced proportionately; and
-the number of shares of common stock available for future issuance will increase.

Certain Risks Associated with the Reverse Stock Split

The Reverse Stock Split has risks, including the following:

-There is no assurance that the market price per share of our common stock after the Reverse Stock Split will increase and remain in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. For example, based on the closing price of our common stock on December 16, 2022 of $0.54 per share, if the Reverse Stock Split at a ratio of 1-for-3 is approved and implemented, there is no assurance that the post-split market price of our common stock will be $1.62 or greater. Moreover, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.
-If the Reverse Stock Split is approved and implemented, the aggregate market price of our common stock might decline. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. There is no assurance that the Reverse Stock will yield any particular price for our common stock.
-We will have fewer shares that are publicly traded. As a result, the trading liquidity of our common stock may decline.
-The Reverse Stock Split may result in some stockholders owning “odd lots” of fewer than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.
-The number of shares of common stock available for future issuance will increase depending on the ratio of the Reverse Stock Split selected by our Board, increasing the ability of our Board to issue authorized and unissued shares in the future without further stockholder approval.

Effective Time

The Reverse Stock Split, if implemented, will become effective as of the filing (the “Effective Time”) of Articles of Amendment to the Company’s Articles of Incorporation, as amended, with the Secretary of State of the State of Washington. At the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of our stockholders, into a smaller number of shares of our common stock, in accordance with the Reverse Stock Split ratio determined by the Board, with any resulting fractional shares rounded up to the nearest whole share.

After the Effective Time, our common stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

Effect on Stock Incentive Plans, Options, Awards and Rights

The number of shares of common stock reserved for issuance under the Company’s 2018 Stock Option Plan and 2020 Restricted Stock Plan will be reduced proportionately based upon the Reverse Stock Split ratio. In addition, the number of shares issuable upon exercise of outstanding options and restricted stock awards will be decreased proportionately and the exercise price for such options will be increased proportionately based upon the Reverse Stock Split ratio.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. If the number of shares of post-split common stock for any stockholder includes a fraction, such fractional shares will be rounded up to the nearest whole share. Ownership percentages are not expected to change meaningfully as a result of rounding up fractional shares that result from the exchange. Similarly, no fractional shares will be issued on the exercise of outstanding stock options, awards, or rights, except as otherwise expressly specified in the documents governing such options or rights.

No Going-Private Transaction

Our Board does not intend to use the Reverse Stock Split as a first step in a “going-private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Effect on Beneficial Holders of Common Stock (i.e., Stockholders Who Hold in “Street Name”)

Upon the Reverse Stock Split, we intend to treat shares held by stockholders in “street name,” through a bank, broker, or other nominee, in the same manner as registered stockholders whose shares are registered in their own names. Banks, brokers, or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, these banks, brokers, or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholder holds shares of our common stock with a bank, broker, or other nominee and has any questions in this regard, they are encouraged to contact their bank, broker, or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e., Stockholders who are Registered on the Transfer Agent’s Books and Records but do not Hold Stock Certificates)

Some of our registered holders of common stock hold shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken in connection with the Reverse Stock Split. A transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

Exchange of Stock Certificates

As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Stock Split has been effected. Mountain Share Transfer, Inc., our transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her, or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. Any request for new certificates to be issued into a name different from that of the registered holder will be subject to normal stock transfer requirements and fees, including proper endorsement and signature guarantee, if required.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO THE EXCHANGE AGENT FOLLOWING RECEIPT OF TRANSMITTAL FORMS IN ORDER TO AVOID HAVING SHARES POSSIBLY BECOMING SUBJECT TO ESCHEAT LAWS.

Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the selected Reverse Stock Split ratio. Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Accounting Matters

The Reverse Stock Split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the Reverse Stock Split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment for prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under Washington law, stockholders are not entitled to dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such rights.

Material United States Federal Income Tax Considerations

Subject to the risks summarized below, we do not believe there are any material United States federal income tax consequences of the Reverse Stock Split to holders of our common stock. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to stockholders as a result of the Reverse Stock Split.

This summary does not address all aspects of United States federal income taxes that may be applicable to holders of common stock and does not deal with foreign, state, local, or other tax considerations that may be relevant to stockholders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a dealer in securities or currencies; a financial institution; a regulated investment company; a real estate investment trust; an insurance company; a tax-exempt organization; a person holding shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle; a trader in securities that has elected the mark-to-market method of accounting for your securities; a person liable for alternative minimum tax; a person who owns or is deemed to own 10% or more of our voting stock; a partnership or other pass-through entity for United States federal income tax purposes; a person whose “functional currency” is not the United States dollar; a United States expatriate; a “controlled foreign corporation”; or a “passive foreign investment company”).

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisors.

We believe that the Reverse Stock Split, if implemented, will be a tax-free recapitalization under the Code. If the Reverse Stock Split qualifies as a tax-free recapitalization under the Code, then, generally, for United States federal income tax purposes, no gain or loss will be recognized by the Company in connection with the Reverse Stock Split, and no gain or loss will be recognized by stockholders who exchange their shares of pre-split common stock for shares of post-split common stock. The post-split common stock in the hands of a stockholder following the Reverse Stock Split will have an aggregate tax basis equal to the aggregate tax basis of the pre-split common stock held by that stockholder immediately prior to the Reverse Stock Split. A stockholder’s holding period for the post-split common stock will be the same as the holding period for the pre-split common stock.

Stockholders should consult their own tax advisors regarding characterization of the Reverse Stock Split for United States federal income tax purposes.

Vote Required and Board Recommendation

Approval of the Reverse Stock Split requires a FOR vote from the holders of at least a majority of the shares outstanding on the Record Date, whether in person or represented by proxy. Abstentions and “broker non-votes” will be treated as having voted against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE REVERSE STOCK SPLIT WITHIN A RANGE OF 1-FOR-3 AND 1-FOR-25 (ITEM 1 ON THE PROXY CARD).

OTHER MATTERS

Our management is not aware of any matter to be acted upon at the Special Meeting other than the matters described above. However, if any other matter properly comes before the Special Meeting, the proxy holders will vote the proxies thereon in accordance with their best judgment on such matter.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Stockholders interested in submitting a proposal for consideration at our Annual Meeting of Stockholders must do so by sending such proposal to our Secretary at Harbor Custom Development, Inc., 1201 Pacific Avenue, Suite 1200, Tacoma, Washington 98402 telephone (253) 649-0636. Under the SEC’s proxy rules (Rule 14a-8), the deadline for submission of proposals to be included in our proxy materials for the 2023 Annual Meeting is December 29, 2022. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2023 Annual Meeting in accordance with the SEC’s proxy rules, any such stockholder proposal must be received by our Secretary on or before December 29, 2022, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of our Bylaws. Any stockholder proposal received after December 29, 2022 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.

Our Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. Pursuant to our Bylaws, the date after which notice to us of a stockholder proposal submitted outside the process of Rule 14a-8 is considered timely is as follows, provided that such notice meets the information and other requirements set forth in our Bylaws. Our Bylaws provide that a stockholder seeking to have a proposal included in our proxy materials must deliver written notice to us of such proposal between February 8, 2023 and March 10, 2023, unless the date of the 2023 Annual Meeting is more than 30 days before or more than 70 days after the one-year anniversary of the Annual Meeting, in which case such notice must be delivered to us not later than the 90th day before the date of our 2023 Annual Meeting.

If a stockholder that has notified us of its intention to present a proposal at the 2023 Annual Meeting does not appear or send a qualified representative to present his or her proposal at the 2023 Annual Meeting, we need not present the proposal at our 2023 Annual Meeting.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

We have adopted “householding,” a procedure approved by the SEC under which stockholders who share an address will receive a single copy of the Special Meeting materials. This procedure reduces printing costs and mailing fees, while also reducing the environmental impact of the distribution of documents related to the Special Meeting. If you reside at the same address as another Harbor Custom Development, Inc. stockholder and wish to receive a separate copy of the Special Meeting materials, you may do so by making a written or oral request to: Attn: Secretary, Harbor Custom Development, Inc., 1201 Pacific Avenue, Suite 1200, Tacoma, Washington 98402, telephone (253) 649-0636. Upon your request, we will promptly deliver a separate copy to you. The Proxy Statement, our Annual Report, and our Quarterly Report are also available at https://agm.issuerdirect.com/hcdi.
Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker directly. Any stockholders who share the same address and currently receive multiple copies of the Special Meeting materials who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or us at the contact information listed above, to request information about householding.

ANNUAL REPORT AND QUARTERLY REPORT

Our Annual Report to Stockholders, which contains our Annual Report on Form 10-K for the year ended December 31, 2021, as amended and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2022 will also be made available (without exhibits), free of charge, to interested stockholders upon written request to Harbor Custom Development, Inc., 1201 Pacific Avenue, Suite 1200, Tacoma, Washington 98402, Attention: Secretary.

By Order of the Board of Directors

/s/ Sterling Griffin
January 4, 2023	Sterling Griffin Chief Executive Officer and President

HARBOR CUSTOM DEVELOPMENT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTROL ID:
REQUEST ID:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS

If you vote by phone, fax, or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and fax to **202-521-3464.**
INTERNET:	https://www.iproxydirect.com/HCDI
PHONE:	1-866-752-VOTE(8683)

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